Exhibit 99.1

Cambridge Heart Reports 55% Increase in Revenue; Revenue of U.S. Core Business Up 84% Over Last Year

    BEDFORD, Mass.--(BUSINESS WIRE)--July 29, 2003--Cambridge Heart, Inc. (OTCBB-CAMH) today reported record revenue of $1,627,236 for the quarter ended June 30, 2003. This represents an increase of 55% over revenues of $1,050,735 for the same period in 2002. Net loss attributable to common shareholders for the quarter was $2,566,216, or $0.13 per share, compared to a loss of $1,646,481, or $0.08 per share for the same quarter last year. The reported net loss attributable to common shareholders includes a non-cash financing charge associated with the Company's recently completed Series A Convertible Preferred stock financing of $1,533,280, or $0.08 per share. The Company reported a net loss of $1,032,936 which would have resulted in a loss of $0.05 per share before the financing charge.
    The Company reported revenue for the six-month period ended June 30, 2003 of $2,730,811, an increase of 39% over the same period of 2002. Net loss attributable to common shareholders for the six-month period ended June 30, 2003 was $3,809,898 or $0.19 per share compared to $3,261,865 or $0.17 per share for the same period of 2002. The net loss was $2,276,618, which would have resulted in a loss of $0.12 per share before the financing charge.
    Revenue from the sale of the Company's Microvolt T-Wave Alternans
(MTWA) products in the U.S. increased 84% for the quarter ended June 30, 2003 when compared to the same period of 2002 and 70% compared to the first quarter of 2003. For the six-month period ended June 30, 2003, revenue from the sale of MTWA products in the U.S. has increased 50% over the same period of 2002. Gross Profit for the quarter ended June 30, 2003 increased to 55.1% of net sales compared to 27.3% for the same quarter of 2002 and 35.6% for the first quarter of 2003.
    "The second quarter was hectic but also very gratifying. We completed an important equity financing in May, while transferring the listing of our common stock from the Nasdaq SmallCap Market to the OTC Bulletin Board," stated David Chazanovitz, President and CEO of Cambridge Heart, Inc. "We recorded our best revenue results ever, led by record sales in both our Heartwave Systems and disposable sensors. Our U.S. core business showed an increase of 70% over the first quarter of 2003 and an 84% increase over the same quarter of last year. These volume increases led to much improved gross profit margins and a substantially lower operational cash burn."
    The Company will be holding a conference call at 10:00 a.m. eastern time tomorrow, July 30, 2003 to discuss the accomplishments and financial results of the quarter just ended. The conference call phone in number is 800-441-0022 (outside the U.S. 801-303-7410).
Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 800-839-0860 (outside the U.S. 402-220-1490) and enter the code 1243.
This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company's web site at www.cambridgeheart.com.

    About the Cambridge Heart Microvolt T-Wave Alternans Test

    The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person's heartbeat called T-wave alternans. These tiny heartbeat variations - measured at one millionth of a volt - are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient's chest. Extensive clinical research has shown that patients with symptoms of or at risk of life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

    About Cambridge Heart

    Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the only diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com
    Statements contained in this press release about obtaining third-party reimbursement for use of our products, anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Quarterly Report on Form 10-Q under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.


                         Cambridge Heart, Inc.
                         Financial Highlights

Statement of Operations
                          Three months              Six months
                          ended June 30,           ended June 30,
                        2003        2002         2003         2002
                     (Unaudited) (Unaudited)  (Unaudited) (Unaudited)

Revenues           $ 1,627,236  $ 1,050,735  $ 2,730,811  $ 1,959,459

Cost of goods sold     730,375      762,961    1,441,041    1,459,755
                     ----------   ----------    ---------    ---------
                       896,861      287,774    1,289,770      499,704

Costs and expenses
 Research and
  development          330,390      419,038      551,321      787,947
 Selling, general
  and administrative 1,599,348    1,541,875    3,014,508    3,032,580

   Loss from
    operations      (1,032,877)  (1,673,139)  (2,276,059)  (3,320,823)

Interest income
 (expense)                 (59)      26,658         (559)      58,958

Net Loss           $(1,032,936) $(1,646,481) $(2,276,618) $(3,261,865)
Beneficial
 Conversion Feature (1,533,280)        -      (1,533,280)       -
Net Loss
 attributable
 to common
 shareholders      $(2,566,216) $(1,646,481) $(3,809,898) $(3,261,865)

Net loss per common
 share - basic and
 diluted            $    (0.13) $     (0.08) $     (0.19) $     (0.17)

Weighted average
 shares outstanding -
 basic and diluted  19,630,127   19,458,032   19,583,658   19,412,665



Balance Sheet          June 30,    December 31,
                         2003          2002
                     (Unaudited)
Assets
 Cash &
  Marketable
  Securities        $  4,272,997  $  3,093,412
 Accounts
  receivable, net      1,307,889     1,163,752
 Inventory               592,330       667,889
 Other prepaid
  assets                 129,715       253,934
   Total current
    assets             6,302,931     5,178,987

 Fixed assets, net       343,258       461,344
 Other assets            401,141       548,379
                    ------------- -------------
                    $  7,047,330  $  6,188,710

Liabilities and stockholders' equity
 Accounts payable
  and accrued
  expenses          $  1,085,307  $  1,223,689
 Debt, current
  portion              1,007,550       803,029
    Total current
     liabilities       2,092,857     2,026,718
 Debt, long-
  term portion             4,732         5,584
    Total
     liabilities    $  2,097,589  $  2,032,302

Series A Covertible
 Preferred             1,217,192             0
Warrants to acquire
 Series A Covertible
 Preferred Stock       1,674,587             0
                     ------------ -------------
                    $  2,891,779  $          0

Stockholders' equity
 Common stock       $     19,987  $     19,503
 Additional paid-
  in-capital          53,472,285    53,161,199
 Accumulated
  deficit            (51,300,912)  (49,024,294)
 Deferred
  compensation          (133,398)            0
   Total stockholders'
    equity             2,057,962     4,156,408
                    ------------- -------------
                    $  7,047,330  $  6,188,710


The Company intends to file its quarterly report on Form 10-Q with the Securities and Exchange Commission shortly. Interested parties are encouraged to review this report.


    CONTACT: Cambridge Heart, Inc.
             Robert B. Palardy, 781/271-1200 ext.231
             bobp@cambridgeheart.com
             or
             Consulting for Strategic Growth
             Stanley Wunderlich, 800/625-2236
             cfsg@consultant.com